Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Alexander J. Pepe

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of August 14, 2013 between Ixia, a California corporation (“Employer”), and Alex J. Pepe (“Employee”). Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as such terms have in the Employment Agreement (as defined in Recital A below).

RECITALS

A. Employer, as the assignee of Anue Systems, Inc., a Delaware corporation (“Anue”), and Employee are parties to that certain Employment Agreement made and entered into as of May 4, 2012 (the “Employment Agreement”), pursuant to which Employee serves as the Senior Vice President & General Manager, Network Visibility Solutions, of Employer and, in such capacity, oversees and manages Employer’s network visibility business.

B. Employer has extended an offer of employment to Arlan Harris to serve as the successor to Employee (the “Successor”) in Employee’s current role and, specifically, to oversee and manage Employer’s network visibility business and to hold the title of “Senior Vice President & General Manager, Network Visibility Solutions,” or another similar title. The Successor has accepted such offer of employment and is currently scheduled to commence employment with Employer on or about August 26, 2013.

C. In connection with and conditioned upon the commencement of the Successor’s employment with Employer in the capacity described above, Employer and Employee wish to amend the Employment Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals of and of the covenants and agreements set forth below, the parties hereto hereby agree as follows:

AGREEMENT

1. Effective Date. The Employment Agreement, and the terms and conditions of Employee’s employment with Employer thereunder, shall be amended in accordance herewith on the date on which the Successor’s employment with Employer, as Employee’s successor, commences (the “Effective Date”).

2. Employment and Duties. From and after the Effective Date and during the remaining term of Employee’s employment by Employer under the Employment Agreement, as amended hereby, Employee will perform services for Employer in the position of Senior Vice President, Strategy of Employer, or in such other capacity or capacities as may be approved from time to time by Employer’s President and Chief Executive Officer, and shall report directly to Employer’s President and Chief Executive Officer. In such capacity or capacities, Employee shall have such responsibilities, duties and authority as may from time to time be assigned to

Employee by Employer’s President and Chief Executive Officer, including, without limitation, advising Employer on and assisting Employer with regard to strategic planning matters, including without limitation, business plans and strategies, mergers and acquisitions, significant business issues, strategic relationships, and product lines. From and after the Effective Date, Employee will no longer hold the position of Senior Vice President & General Manager, Network Visibility Solutions. Employee will continue to perform his duties at the offices of Employer to be located from time to time in or near Austin, Texas; provided, however, that Employee acknowledges and agrees that he may be required to travel extensively in connection with the performance of his duties in his new position, including, without limitation, to Employer’s principal place of business, which is currently located in Calabasas, California.

3. Acknowledgement. Employee agrees that, for purposes of the Employment Agreement, neither this Amendment nor any change in Employee’s position or his other terms and conditions of employment pursuant to the terms hereof, shall be deemed to constitute “Good Reason” or any termination of Employee’s employment with Employer.

4. Notices. For purposes of Section 12 of the Employment Agreement and Section 11(c) of the Confidentiality Agreement, and in view of Anue’s assignment to Employer prior to the date hereof of Anue’s rights and obligations under both such agreements, Employer’s address shall be as follows:

Ixia

26601 W. Agoura Road

Calabasas, CA 91302

Attention: General Counsel

5. No Other Amendments. The Employment Agreement, except as expressly amended by this Amendment, shall continue unmodified and in full force and effect. Without limiting the generality of the foregoing, Employee’s base salary, eligibility for participation in Employer’s bonus plans and, for purposes of any non-statutory stock options and restricted stock units, continuous status as an employee, shall not be affected by this Amendment and the change in Employee’s position as provided herein.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

7. Governing Law. This Amendment will be governed by the laws of the State of Texas, without regard for conflict of law provisions. Any litigation arising out of or relating to this Amendment shall be filed and pursued exclusively in the state or federal courts in Travis County, Texas, and the parties hereto consent to the jurisdiction of and venue in such courts.

8. Amendment. This Amendment may be amended only by a written instrument executed by both of the parties hereto.

9. Independent Advice. Employee has been encouraged to consult with counsel of Employee’s choice concerning this Amendment. Employee hereby acknowledges and represents that Employee has consulted with, or has voluntarily declined to consult with, independent counsel regarding Employee’s rights and obligations under this Amendment, and that Employee fully understands and is voluntarily agreeing to the terms and conditions contained herein.

10. Amendment Null and Void for Failure of Successor to Commence Employment. If the Effective Date does not occur on or before August 23, 2013, then this Amendment shall thereafter be deemed null and void, and the terms and conditions of the Employment Agreement shall not be modified hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

IXIA		EMPLOYEE

By:	/s/ Errol Ginsberg	/s/ Alexander J. Pepe
	Errol Ginsberg	Alexander J. Pepe
Chief Innovation Officer

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